                                         FILED UNDER RULE 424(c) OF REGULATION C
                                                      SEC FILE NUMBER: 333-40449


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 3, 1997)

                                  $69,000,000

                            THE VANTIVE CORPORATION

                 4.75% CONVERTIBLE SUBORDINATED NOTES DUE 2002

     The information in this Prospectus Supplement concerning the Selling Holders supplements the statement set forth under the caption "Selling Holders" in the Prospectus. Capitalized items used and not defined herein shall have the meanings given to them in the Prospectus.


                                SELLING HOLDERS

     The information set forth under the caption "Selling Holders" in the Prospectus is supplemented as follows:

                                                                       Number of Shares of Common Stock
                                                                       --------------------------------
                                  Principal Amount of
                                    Notes Owned and
Selling Stockholder(1)              Offered Hereby                Beneficially Owned(1)(2)  Offered Hereby(2)
----------------------            ------------------              ------------------------  -----------------
Natwest Securities Limited            $13,098,000                        312,377                312,377
Shepherd Investments                   $4,002,000                         95,444                 95,444
International Ltd.

--------------
(1) Information concerning the Selling Holders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary. In addition, the per share conversion price, and therefor the number of shares issuable upon conversion of the Notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of Notes and the number of shares of Common Stock issuable upon conversion thereof offered hereby may increase or decrease.

(2) Assumes a conversion price of $41.93 per share, and a cash payment in lieu of any fractional share interest.


           The date of this Prospectus Supplement is January 7, 1998.